UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

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[_]  Confidential, For Use of the            ss. 240.14a-11(c) or ss. 240.14a-12
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     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                           FBL Financial Group, Inc.
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                (Name of Registrant as Specified In Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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                        [LOGOL FBL FINANCIAL GROUP, INC.
                             5400 UNIVERSITY AVENUE
                           WEST DES MOINES, IA 50266



                            NOTICE OF ANNUAL MEETING

Dear Shareholder:

     On Friday, May 14, 2004, FBL Financial Group, Inc. will hold our Annual Meeting of Shareholders at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa. The meeting will begin at 9:00 a.m. Central Daylight Time.

     Only shareholders who owned stock at the close of business on March 12, 2004 can vote at this meeting or any adjournments that may take place. At the meeting we will:

1. Consider amendments to the Articles of Incorporation and Bylaws which will allow us to change the number of Class A and Class B Directors to be elected. If approved, we will be electing a Board with a majority of independent directors;

2.       Elect a Board of Directors;

3.       Approve the appointment of our independent auditors for 2004; and

4.       Attend to other business that may properly come before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

     At the meeting we will also report on FBL's 2003 business results and other matters of interest to shareholders.

     Enclosed with the mailing of this Proxy Statement is the 2003 Annual Report to Shareholders, which includes the 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The approximate date of mailing for this proxy statement, plus the proxy card and Annual Report, is March 31, 2004.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ Jerry C. Downin

                                  Jerry C. Downin
                                  SENIOR VICE PRESIDENT,
                                  SECRETARY AND TREASURER
March 31, 2004

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS
PROPOSALS YOU MAY VOTE ON
     1. APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION AND
        BYLAWS
     2. ELECTION OF CLASS A DIRECTORS
     3. APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS
NOMINEES FOR THE BOARD OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
DIRECTORS' COMPENSATION AND BENEFITS
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


















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                              QUESTIONS AND ANSWERS


1.       Q:       WHAT MAY I VOTE ON?
         A:       1) the approval of amendments to the Articles of Incorporation and Bylaws which will permit us to decrease the size of the Board of Directors and elect a majority of independent directors;
                  2) the election of eight Class A directors; and
                  3) the ratification of the appointment of our independent auditors for 2004.

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2.       Q:       HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?
         A: The Board recommends a vote FOR the amendments to the Articles of Incorporation and Bylaws, FOR each of the nominees for Class A directors, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for 2004.


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3.       Q:       WHO IS ENTITLED TO VOTE?
         A: Shareholders as of the close of business on March 12, 2004 (the record date) are entitled to vote at the annual meeting.

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4.       Q:       HOW DO I VOTE?
         A: Sign and date each proxy card you receive and return it in the pre-paid envelope. Or, depending on the form of proxy card or voting instruction card you receive, you may follow directions on the card to cast your vote by telephone or over the internet. If you return your signed proxy card but do not mark the box as showing how you wish to vote, your shares will be voted FOR the three proposals. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person, or 3) returning a later dated proxy card.

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5.       Q:       WHO WILL COUNT THE VOTE?
         A: Mellon Investor Services, LLC (Mellon), our transfer agent, will receive the proxy cards and tabulate the results. This report will be verified by an employee of our legal department who will be appointed as the inspector of election.

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6.       Q:       IS MY VOTE CONFIDENTIAL?
         A: Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Mellon. They are forwarded to us after the meeting. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

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7.       Q:       WHAT SHARES ARE INCLUDED IN THE PROXY CARDS?
         A: The shares on your proxy cards represent all of your shares, including those in FBL's Direct Stock Purchase and Dividend Reinvestment Plan. Shares held in custody by Wells Fargo for the 401(k) plan for employees are represented by a separate voting instruction card. If you do not vote by telephone or internet or return your proxy cards, your shares will not be voted. If employees do not vote by telephone or internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

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8.       Q:       WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
         A: If your shares are registered differently and are in more than one account, you will receive more than one card. Sign and return all proxy cards to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon, at (888) 213-0965. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a proxy card for any shares owned directly by employees.

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9.       Q:       HOW MANY SHARES CAN VOTE?
         A: As of the record date, March 12, 2004, 27,360,691 shares of Class A common stock, 1,192,990 shares of Class B common stock, 5,000,000 shares of Series B preferred stock and 1,724,000 shares of Series C preferred stock were issued and outstanding. Every shareholder of common stock and of Series C preferred stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 40,277,681 eligible votes as of the record date. The Class A common shareholders and the Series B and Series C preferred shareholders vote together to amend the Bylaws and to elect the Class A directors; the Class B common shareholders elect the Class B directors; and all shareholders vote on other proposals.


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10.      Q:       WHAT IS A "QUORUM"?
         A: A "quorum" is a majority of the outstanding shares that may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

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11.      Q:       WHO CAN ATTEND THE ANNUAL MEETING?
         A: Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 12, 2004 can vote.

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12.      Q:       HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
         A: Although we do not know of any business to be conducted at the 2004 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy card gives authority to Craig Lang, FBL's Chairman, and Bill Oddy, FBL's Chief Executive Officer, to vote on such matters at their discretion.

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13.      Q:       WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?
         A: Iowa Farm Bureau Federation is the principal shareholder as of March 12, 2004. It owned 14,964,157 shares of Class A common stock (54.7% of that class), 761,855 shares of Class B common stock (63.9% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Those shares represent 63.9% of the total potential votes. Farm Bureau Mutual Insurance Company (Farm Bureau Mutual) held 727,362 shares of Class A common stock (2.7% of that class) and 213,590 shares of Class B common stock, being 17.9% of that class; in total, 2.3% of the total potential votes. Both Iowa Farm Bureau Federation and Farm Bureau Mutual share our corporate headquarters' address, 5400 University Avenue, West Des Moines, Iowa 50266. In addition, The Kansas Farm Bureau, 2627 KFB Plaza, Manhattan, KS 66502, owns 1,724,000 shares of the Series C preferred stock (100% of that class).


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14.      Q:       HOW ARE THE CLASS B DIRECTORS ELECTED?
         A. Only Farm Bureau organizations may own Class B common stock. Farm Bureau federations or their affiliates in 15 Midwestern and Western states own Class B shares. By agreement, only presidents of the 15 state Farm Bureau federations, and one officer of a Farm Bureau organization, are eligible for nomination as the five Class B directors. The Class B nominating committee is made up of all of the state Farm Bureau presidents who are on the Board, who meet annually with representatives of the other Class B shareholders to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the president and the executive director of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization retains more than 50% of the Class B shares.


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15.      Q:       WHEN ARE SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL
                  MEETING DUE?
         A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Jerry C. Downin, Senior Vice President, Secretary and Treasurer, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by December 1, 2004. Additionally, FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 45 days before the first anniversary of mailing of this year's proxy statement. That would be February 15, 2005. That notice needs to be accompanied by the name, residence and business address of the shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2005 annual meeting to present the proposal.

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                                       5

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16.      Q:       CAN A SHAREHOLDER NOMINATE SOMEONE AS A DIRECTOR OF
                  THE COMPANY?
         A: As a shareholder, you may recommend any person as a nominee for Class A director. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock. Directors, officers and employees of any Farm Bureau organization have not been eligible to be Class A directors. Proposal 1 deletes that restriction from our Articles of Incorporation. Recommendations are made by writing to the Secretary of the Company not less than 45 days prior to the first anniversary of the mailing of this year's proxy statement. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee's written consent to being named in a proxy statement and to serve as a director if nominated.

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                            PROPOSALS YOU MAY VOTE ON

PROPOSAL 1. APPROVAL OF AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS RELATING TO THE NUMBER OF CLASS A DIRECTORS AND CLASS B DIRECTORS OF THE COMPANY.

GENERAL


         Recent changes in the listing requirements of the New York Stock Exchange, on which the Company's Class A shares are traded, require most public companies to have a board of directors of which a majority of the directors are "independent". This requirement does not apply to a company if more than 50% of its voting power is held by an individual, a group or another company. The Iowa Farm Bureau Federation owns approximately 63.9% of the voting power of the Company. Consequently, we are not currently required to have a majority of independent directors. However, we believe that having a majority of independent directors will be beneficial to the Company and to its shareholders, even if we are not required to do so by the New York Stock Exchange.



         Therefore, we are at this time asking our shareholders to consider and approve the recommendation of the Board of Directors that our Articles of Incorporation and Bylaws be amended to permit us to have more Class A directors and fewer Class B directors, which will allow us to have a majority of independent directors.


         Class A directors are elected by a vote of the Class A shareholders and holders of the Series B and Series C preferred stock, voting together as a single class. There are currently three Class A directors. The current provisions of the Company's Articles of Incorporation and

Bylaws limit to five (5) the maximum number of Class A directors. Class B directors are elected by a vote of the Class B shareholders only. Class B shares are owned by Farm Bureau entities only. Our current Articles of Incorporation and Bylaws require that there be at least 10 Class B directors. The proposed amendments to our Articles of Incorporation would increase the maximum potential number of Class A directors from five (5) to ten (10) and would reduce the minimum potential number of Class B directors from ten (10) to five (5). The revised Articles would require that the number of Class A directors is always at least three more than the number of Class B directors. Approval of Proposal 1 will allow the Company to have a Board with a majority of independent directors.

         In addition, the changes will eliminate the prohibition of an officer, director or employee of a Class B common stockholder, any other Farm Bureau organization or any affiliate thereof from being qualified to serve as a Class A Director. The CEO of the Company has been a Class B director, and this change will cause any officer of the Company who is elected as a director to be elected by the Class A stockholders and to be designated as a Class A director. It is anticipated that the CEO, in addition to 7 independent directors, will constitute the Class A directors of the Company.


         Resolutions to be presented to the shareholders regarding the amendments to the Articles of Incorporation read as follows:

         Resolved that Section 2 of Article VI of the FBL Articles of Incorporation be amended to read as follows:

         "Number: The number of Class A Directors of the Corporation shall be not less than eight (8) nor more than ten (10). The number of Class B Directors of the Corporation shall be not less than five (5) nor more than seven (7). The number of Class B Directors of the Corporation shall be not less than three (3) less than the number of Class A Directors of the Corporation."

         Resolved that Section 3 of Article VI of the FBL Articles of Incorporation be amended to read as follows:

         "Class A Director Qualifications and Removal. Not less than eight (8) nor more than ten (10) Class A Directors (the exact number to be set from time to time by resolution of the Board of Directors) shall be elected annually by the holders of the Class A Common Stock. Class A Directors may be removed without cause by the holders of a majority of the outstanding Class A Common Stock."

         Resolved that Section 4 of Article VI of the FBL Articles of Incorporation be amended to read as follows:

         "Class B Director Qualifications and Removal. Not less than five (5) nor more than seven (7) Class B Directors (the exact number to be set from time to time by the terms of an agreement among the Class B Common Stockholders) shall be elected annually by the holders of the Class B Common Stock. Class B Directors may be removed without cause by the holders of a majority of the outstanding Class B Common Stock."


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


         The Class B Stockholders' Agreement has been amended (subject to shareholder approval of this Proposal 1) to provide that the Class B shareholders will elect five (5) Class B directors nominated by the Class B stockholders.


         Section 3.6(a) of our Bylaws contains certain provisions relating to the nomination and number of Class A directors, and can only be amended by a vote of the Class A shareholders and holders of Series B and Series C preferred stock, voting as a single group. Current Section 3.6(a) of our Bylaws, and the Bylaw provisions for amending Section 3.6(a), are as follows:

         "3.6     Nominating Committee.

         (a) Class A Directors Nominating Committee. The Class A Directors Nominating Committee shall include at least two-thirds of the Class A Directors and consist of up to five members of the Board of Directors who shall be nominated by the Chairman of the Board and appointed by the Board of Directors. The action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A Directors who are members of such Committee. The Chairman of the Board shall designate the Chairman and the Secretary of the Class A Director Nominating Committee. A majority of the members of the Committee shall constitute a quorum. The Secretary of the Committee shall keep a complete record of the proceedings thereof. The duty of the Committee shall be to recommend to the Board of Directors the number of Class A Directors, which shall be not less than 3, nor more than 5, to be elected for the next year, and to nominate for election the Class A Directors. The Secretary of the Committee shall submit and file in writing with the Secretary of this Corporation, not less than seventy-five (75) days prior to the date of the meeting of the shareholders of this Corporation at which Directors are to be elected, the names of such nominees.

         ...............

         (c) Class A and Series A Preferred Shareholder Bylaw. Section 3.6(a) and this Section 3.6(c) are shareholder bylaws and may only be amended by a vote of a majority of a quorum of the Class A Common Stock and any series of preferred stock having voting rights, voting together as a single voting group."

         "7.4     Amendment of Bylaws. Unless proscribed by the Articles of
         Incorporation, an existing Bylaw, or by law, these Bylaws may be amended or altered at any meeting of the Board of Directors. Only the holders of Class A Common Stock and any series of preferred stock having voting rights, voting together as a single voting group, shall have the power to rescind, amend, alter, or repeal Section 3.6(a) and
         Section 3.6(c). Any other shareholder amendment or repeal of the Bylaws shall require the approval of a majority of the shares of each voting group."


         The Board of Directors recommends the substitution of the words, "which shall be not less than 8 nor more than ten (10)", for the words, "which shall be not less than 3, nor more than 5" in Section 3.6(a); the deletion of Section 3.6(c), and the deletion from Section 7.4 of the second sentence and the word "other", in the third sentence. This amendment will be effective only when each of the following has occurred: (i) the Bylaw amendment is approved by the vote of the Class A and preferred shares; and (ii) the proposal to amend our Articles of Incorporation to increase the minimum number of Class A directors to eight
(8) is approved by the shareholders.

         The reason for the Bylaws recommendation is that these provisions will not be necessary after the implementation of the steps described above to elect a majority of Class A directors. The Bylaw provision requiring approval of any amendment thereof by the Class A voting group, was intended to protect the Class A shareholders from loss of the minimum number of Class A directors prescribed by the existing Articles of Incorporation. That number would always constitute a minority of the directors under the existing Articles of Incorporation and the terms of the prior Class B Stockholders' Agreement. As our Articles of Incorporation are changed to require a majority of the Board of Directors to be elected by the holders of the Class A shares, there will no longer be a need to reserve to the Class A shareholders the existing rights with respect to the nomination of Class A directors.

         Upon completion of these steps, we anticipate that the Board of Directors at its annual meeting May 14, 2004 will further amend Section 3.6(a) of the Bylaws, so that the Class A Nominating Committee will be composed only of independent directors. It is expected that the committee will also take on governance responsibilities. Further, the Board of Directors will take action to amend the Bylaws to provide that the Compensation Committee will be composed only of independent directors, and both committees will prepare and publish committee charters. In addition, the Board will take any other steps necessary to comply with SEC regulations and NYSE listing criteria for companies which are not "controlled companies."


REASONS FOR THE AMENDMENTS.


         We believe that a Board of Directors which includes a majority of independent directors can result in better governance on behalf of our shareholders. We also believe that potential buyers of our public shares may perceive them to have less value, if we do not have a majority of independent directors, or more value if we do. We believe that we should have the flexibility in future corporate transactions to issue additional shares in such number that could result in loss of 50% voting control by the Iowa Farm Bureau Federation. Under the New York Stock Exchange "controlled company exemption", we could continue to be listed on the New York Stock Exchange without having a majority of independent directors only as long as the Iowa Farm Bureau Federation continues to own more than 50% of our voting shares. Without a majority of independent directors we would no longer be eligible for listing twelve months after majority ownership falls below 50%. We believe that the loss of listing privileges would have an adverse effect on our shareholders. Moreover, efforts by us to prevent the loss of 50% voting control by the Iowa Farm Bureau Federation could include limiting the issuance of additional shares, which, in turn, could adversely affect our ability to engage in transactions which might be of advantage to our shareholders.


AMENDMENT TO SHAREHOLDERS' AGREEMENT REGARDING MANAGEMENT AND TRANSFER OF SHARES OF CLASS B COMMON STOCK


         All of our Class B common stock is owned by Farm Bureau organizations. As holders of all of the Class B common stock of the Company, these organizations have entered into the Stockholders' Agreement Regarding Management and Transfer of Shares of Class B Common Stock (Shareholders' Agreement). As part of the planned reorganization of the Board into one which will have a majority of independent directors, the Class B shareholders have agreed to amend the Shareholders' Agreement, contingent upon the approval by other classes of shareholders of the matters contained in Proposal 1 of this proxy statement.

         Previously the Shareholders' Agreement provided that the holders of the Class B common stock would vote for the election, as Class B Directors, of (i) the Presidents of each of the 15 state Farm Bureau Federations which own or are affiliated with the owners of the Class B common stock and (ii) FBL's Chief Executive Officer and two additional officers nominated by the Chairman of the Board. The Shareholders' Agreement also provided that as long as a single state Farm Bureau Federation and its affiliates owned in excess of 50% of the outstanding shares of Class B common stock (the Iowa Farm Bureau Federation owns approximately 63.9% of the Class B common stock), the Class B common shareholders would direct the Class B directors to elect the President of such state Farm Bureau Federation as the Chairman of the Board, and to elect persons nominated by the Chairman to serve as Chief Executive Officer, Secretary and Treasurer.

         As amended, the Class B shareholders have agreed they will elect five Class B directors each year, to be nominated by a committee of the whole, i.e., all the presidents of the 15 state Farm Bureau federations which are stockholders. The nominees must be either any of the 15 presidents, or one officer of a Farm Bureau organization. As a result, the Chairman of the Board, the Chief Executive Officer and the Secretary and Treasurer will be elected by vote of the entire Board of Directors.


IMPLEMENTING PROPOSAL 1.

         If the shareholders approve Proposal 1, (i) we will immediately file the amendment to our Articles of Incorporation with the Iowa Secretary of State,
(ii) the Bylaw amendments would become effective, (iii) we would proceed to vote on the election of seven independent directors and one management director to our Board of Directors at the May 14, 2004 annual meeting of our shareholders and (iv) the Class B stockholders will elect five Class B directors to the Board of Directors at the annual meeting.

VOTE REQUIRED.

         The amendments to our Articles of Incorporation set forth in Proposal 1 require the approval of the holders of Class A common shares, Series B preferred shares and Series C preferred shares present at the meeting if more than 50% of such shares are represented, voting together as a single class, and the approval of the holders of our Class B common shares present at the meeting if more than 50% of such shares are represented, voting as a separate class. In each case, the amendments will be approved if more votes are cast for the amendments than are cast against the amendments.

         Similarly, the amendments to our Bylaws set forth in Proposal 1 require the approval of the holders of the Class A common shares and the Series B preferred shares and the Series C preferred shares if more than 50% of such shares are represented, voting as a single group. The amendments will be approved if more votes are cast for the amendments than are cast against the amendments.

         Iowa Farm Bureau Federation has informed the Company that it intends to vote in favor of Proposal 1. Because of the voting power of Iowa Farm Bureau Federation, this proposal is assured passage.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THESE AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BYLAWS.

PROPOSAL 2. ELECTION OF CLASS A DIRECTORS.

         Assuming passage of Proposal 1, there are eight nominees for election as Class A directors, to be elected by the vote of the Class A shareholders and holders of the Series B and Series C preferred stock, voting together as a single class. One nominee is the chief executive officer of the company, and seven nominees are independent of management. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the seven nominees possess the degree of independence from management and from the Company mandated by the Securities and Exchange Commission and the New York Stock Exchange.


         In making its independence determinations, the Board specifically reviewed information that director John E. Walker is also a director of LabOne, Inc., which provides the Company's insurance subsidiaries with over $1,000,000 of services in blood and urine testing annually. Nominee Paul E. Larson was noted as also being a director of Wellmark, Inc., a provider of Blue Cross-Blue Shield health insurance policies sold by agents of the Company's insurance affiliates in Iowa and South Dakota. The Company's managed affiliate, Farm Bureau Mutual, received in excess of $11,000,000 of commission income for such sales in 2003, the bulk of which was in turn paid to the selling agents. In neither case are Mr. Walker or Mr. Larson officers or significant shareholders of the other company. The amounts involved are substantially below 2% of revenues of the affected companies. Based on these facts, the Board determined that these relationships are not material and do not affect the independence of Mr. Walker or Mr. Larson. There were no other relationships involving the independent directors and the Company that required an assessment of materiality by the Board. Detailed information on each nominee, including the five Class B director nominees, is in the following pages. All directors are elected annually, and serve a one year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting on the original director candidate will be cast for the substituted candidate.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTORS.

PROPOSAL 3. APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.


         The Audit Committee has appointed, and the Board has approved, subject to shareholder ratification, Ernst & Young LLP as our independent auditors for 2004. Ernst & Young LLP provided audit and other services during 2003 and 2002 for fees totaling $684,000 and $715,000, respectively. This included the following fees:


         Audit Fees: $602,000 and $604,000, respectively, for the annual audit of the Company's consolidated financial statements and review of interim financial statements in the Company's Reports on Form 10-Q;

         Audit Related Fees: $44,000 and $28,000, respectively, primarily for employee benifit plan audits;

         Tax Related Fees: $38,000 and $83,000, respectively, for tax compliance, tax consulting and tax planning;

         All other Fees: $0 and $0, respectively.

         The Company's policy as reflected in the Audit Committee Charter approved by the Board of Directors in March 2003, which can be found on our website at www.fblfinancial.com, is that all services provided by the Company's independent auditors, and fees for such services, must be approved in advance by the Audit Committee. The committee has determined to grant general pre-approval authority for tax services that are routine and recurring, and would not impair the independence of the auditor, of $5,000 per engagement and $35,000 in total for the calendar year, and for other services that are routine and recurring, and would not impair the independence of the auditor, of $10,000 per engagement and $40,000 in total for audit services, and $10,000 per engagement and $40,000 in total for audit related services. Engagements exceeding those limits would require specific pre-approval. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

         Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.


YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2004.

         Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

                       NOMINEES FOR THE BOARD OF DIRECTORS

NOMINEES FOR CLASS A DIRECTOR

         JERRY L. CHICOINE retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer's Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer. He was named a director of Pioneer Hi-Bred in March 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986. Mr. Chicoine is a lawyer and a certified public accountant. He is also a member of the board of directors of several non-public companies, including Iowa Health Systems, Varied Investments and The Weitz Company, and of Simpson College. Mr. Chicoine is the chair of our Audit Committee, and has been designated by the Board of Directors as our "audit committee financial expert." MEMBER: Audit, Budget, and Compensation Committees CLASS A DIRECTOR SINCE 1996 AGE: 61

         JOHN W. CREER has been President and Chief Executive Officer of Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon), since 1980. As such he is responsible for management of a substantial multi-national resource. He is also Secretary of the worldwide church's Investment Policy Committee. In addition, he serves as chairman of the Utah State School and Institutional Trust Lands Board of Trustees. Mr. Creer is a lawyer and received a doctorate of laws degree from the University of Munich. MEMBER: Audit, Budget, and Class A Nominating Committees CLASS A DIRECTOR SINCE 1996 AGE: 64

         JOHN E. WALKER retired January 1, 1996 from Business Men's Assurance
(BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker is also a director and member of the audit and governance/nominating committees of LabOne, Inc., Lenexa, Kansas, a publicly traded blood and urine testing business. MEMBER: Audit, Compensation, and Class A Nominating Committees CLASS A DIRECTOR SINCE 1996 AGE: 65

         WILLIAM J. ODDY, FSA, was elected Chief Executive Officer of FBL and of Farm Bureau Mutual and their major operating subsidiaries, and a Class B Director, March 1, 2000. Pursuant to the revised board structure presented to the shareholders, Mr. Oddy will be classified as a Class A director. Mr. Oddy is also a director of several non-public companies with which we have investment and business relationships, including Berthel Fisher & Company, Berthel Fisher & Company Financial Services and American Equity Investment Life Insurance Company. He is also a director of our subsidiary, EquiTrust Life Insurance Company ("EquiTrust Life"). Mr. Oddy has been employed by FBL and its affiliates since 1968, and prior to becoming CEO served as Chief Operating Officer from 1993 to 1997, and Executive Vice President and General Manager of the Company's life insurance subsidiaries from 1997 to 2000. MEMBER: Executive and Investment Committees CLASS B DIRECTOR SINCE 2000 AGE: 59

NEW NOMINEES AS CLASS A DIRECTORS:

         TIM H. GILL, 51, has been President and Chief Executive Officer of Montana Livestock Ag Credit, Inc. since 1986. The company specializes in agricultural finance throughout the state of Montana, underwrites long term real estate loans and has its own investment offerings. Mr. Gill is on the finance committee, and is a past vice chairman, of Montana Stockgrowers; a member of the tax and credit committee of the National Cattlemen's Beef Association; a director and past chairman of the Montana Council on Economic Education, and a director of the Montana State University College of Agriculture Development Board. Mr. Gill was recommended to the Nominating Committee by a Class B director.


         ROBERT H. HANSON, 62, was an investment banker and Vice President of Merrill Lynch, Pierce Fenner & Smith in New York for 25 years, with substantial experience in corporate finance, before relocating to Cody, Wyoming in 1990. He was then employed by Dean Witter Reynolds, Inc. as an Account Executive, and later by D.A. Davidson & Co., as Vice President and Office Manager of that firm's Cody office. In 1993 he joined GST Telecommunications, Inc., initially as Senior Vice President - Corporate Development, and subsequently as Chief Financial Officer, retiring from those positions in 1999. Mr. Hanson is a member of the Wyoming Telecommunications Council, Chairman of the Technology Committee of the Cody County Chamber of Commerce, Chairman of the Joint Powers Board of the Yellowstone Regional Airport and Vice Chairman of the Cody Economic Development Council. Mr. Hanson was recommended to the Nominating Committee by a Class B shareholder.

         PAUL E. LARSON, 51, retired in 1999 as President of Equitable Life Insurance Company of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA's in 1999, and inducted into the American Institute of CPA's Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He is also a board member of EquiTrust Mutual Funds (which is managed by one of our subsidiaries), where he is chair of the Audit Committee and the committee's financial expert. He will resign from the EquiTrust Mutual Funds board upon election. Mr. Larson was recommended to the Nominating Committee by the Company's CEO.

         EDWARD W. MEHRER, 65, is currently a member of the board of directors, and the audit and compensation committees, of Winn-Dixie Stores and NovaStar Financial. He is also on the board and the audit committee of MGI Pharma. He served as Interim Chief Executive Officer of CyDex, Inc., a drug delivery company, from late 2002 to mid 2003, and as its Chief Financial Officer from November 1996 to December 2003. Prior to joining CyDex in 1996, Mr. Mehrer was Executive Vice President and Chief Financial and Administrative Officer of Marion Merrell Dow and a Director and member of its Executive Committee. From 1976 to 1986, Mr. Mehrer served as partner-in-charge of audit and accounting for KPMG Peat Marwick in Kansas City, Missouri. Mr. Mehrer was recommended to the Nominating Committee by a Class A director.

NOMINEES FOR CLASS B DIRECTOR

         CRAIG A. LANG is the Chairman of the Board. He has been a director of the Iowa Farm Bureau Federation since 1992 and was its vice president for six years beginning in 1995. He has been a director of Farm Bureau Mutual and Farm Bureau Life Insurance Company (Farm Bureau Life) since 1993. In December 2001 he was elected President of the Iowa Farm Bureau Federation and director and president of its subsidiary, Farm Bureau Management Corporation. He was also then named president of Farm Bureau Life and Farm Bureau Mutual (until 2003), a director and president of EquiTrust Life and a director of Western Agricultural Insurance Company (Western Ag). In 2003 Mr. Lang was elected to the Board of Directors of the American Farm Bureau Federation, and Iowa Governor Tom Vilsack appointed him chairman of the Grow Iowa Values Fund, within the Iowa Department of Economic Development. Mr. Lang has farmed since 1973 in partnership with his father and brother on 1,000 acres near Brooklyn, Iowa where they have a 400 head dairy operation.
MEMBER: Executive and Compensation Committees
CLASS B DIRECTOR SINCE 2001 AGE: 52

         JERRY C. DOWNIN is Senior Vice President, Secretary and Treasurer of FBL and of Farm Bureau Mutual and their major operating subsidiaries. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation, and Vice President and Treasurer of Farm Bureau Management Corporation. He was elected to all of those positions in March 2000. Mr. Downin has been employed by the Iowa Farm Bureau Federation since 1968. He has previously worked for the federation as Director of Organization, Director of Public Affairs, State Legislative Director, Director of Environmental Affairs and Regional Manager. He serves on the Board of Directors of Children and Families Services of Iowa and of Living History Farms.
MEMBER: Executive Committee
CLASS B DIRECTOR SINCE 2000 AGE: 62

         STEVE L. BACCUS became a Class B Director in May 2002 after being named President of the Kansas Farm Bureau Federation. He is also Chairman of the Board of Directors of Farm Bureau Mutual, and a director of Farm Bureau Life and EquiTrust Life. His family farm in Ottawa County, Kansas produces wheat, milo, soybeans, sunflower and irrigated corn. Mr. Baccus earned bachelors and masters degrees in psychology from Washburn University and Chapman College, respectively.
MEMBER: Executive Committee
CLASS B DIRECTOR SINCE 2002 AGE: 54

         O. AL CHRISTOPHERSON has been President of the Minnesota Farm Bureau Federation since December 1988 and is also a director of Farm Bureau Life, Farm Bureau Mutual and American Agricultural Insurance Company (American Ag).
Mr. Christopherson is also a director of the American Farm Bureau Federation and serves on a number of agricultural boards including the Agricultural Utilization and Research Institute. Mr. Christopherson is a diversified grain and livestock farmer from Pennock, Minnesota, where he operates an 1,800 acre family farm, raising hogs, corn, soybeans, and wheat. MEMBER: Compensation and Class A Nominating Committees CLASS B DIRECTOR SINCE 1994 AGE: 63

         FRANK S. PRIESTLEY was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is also President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho), and a director of Farm Bureau Life and Western Ag. Mr. Priestley graduated from Western College of Auctioneering in 1967 and has actively practiced auctioning. He operates a family dairy farm near Franklin, Idaho.
MEMBER: Class A Nominating Committee
CLASS B DIRECTOR SINCE 1998 AGE: 55

              FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS


         In addition to the Class B nominees listed above, the Board of Directors until the date of the annual meeting also includes the following Class B directors, who are officers of Farm Bureau federations in the states named:


                  NAME                             STATE

         1.  Erik K. Aasmundstad                   North Dakota
         2.  William C. Bruins                     Wisconsin
         3.  Alan L. Foutz                         Colorado
         4.  Craig D. Hill                         Iowa
         5.  Karen J. Henry                        Wyoming
         6.  Leland J. Hogan                       Utah
         7.  Richard J. Kjerstad                   South Dakota
         8.  G. Steven Kouplen                     Oklahoma
         9.  David L. McClure                      Montana
         10. Keith R. Olsen                        Nebraska
         11. Kevin G. Rogers                       Arizona
         12. Michael S. White                      New Mexico

         The Board of Directors met six times during 2003, including one telephone conference meeting. All of the Class A directors attended at least 75% of the Board meetings and committee meetings of which they were members. All of the Class B directors attended at least 75% of such meetings, except for Mr. Aasmundstad, who attended two of six meetings. Although the Company does not have a formal policy regarding attendance of directors at the annual shareholder meeting, 19 of 21 directors did attend that meeting in May 2003.

         The committees of the Board of Directors and the number of meetings held by each committee in 2003 were:

Committee Name                                           Number of Meetings
--------------                                            Held During 2003
                                                         ------------------

Executive Committee.....................................         10
Audit Committee ........................................          9
Budget Committee .......................................          2
Compensation Committee .................................          5
Class A Directors Nominating Committee .................          1
Class B Directors Nominating Committee..................          1

         The Executive Committee is currently composed of Messrs. Lang (Chairman), Baccus, Downin, Hill and Oddy, with Stephen M. Morain, Senior Vice President and General Counsel, serving as an ex-officio member. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

         The Audit Committee consists of Class A directors Messrs. Chicoine, Creer and Walker, with Mr. Chicoine serving as Chairman. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that all members of the Audit Committee meet such standards, and further that all members are "financially literate," and that one member of the committee has "accounting or related financial management expertise," as required by the New York Stock Exchange Listed Company Manual. Further, the Board of Directors has determined that
Mr. Chicoine is an "audit committee financial expert," as that term is defined in SEC regulations.

         The Audit Committee hires FBL's independent auditor and reviews the professional services to be provided by the auditor and the independence of the auditor from our management. The Audit Committee also reviews the scope of the audit by the independent auditor, fees of the auditor, our annual and quarterly financial statements, system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the internal audit staff. The Audit Committee is required to review with the auditor and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Mutual is unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. The Board of Directors approved an Audit Committee Charter in 2001 and approved a revised charter in 2003. A copy of the revised Audit Committee Charter is available on our web site, www.fblfinancial.com.

         The Budget Committee is designated by the Chairman of the Board and composed of Messrs. Chicoine, Creer, Foutz, McClure and Olsen. The Budget Committee reviews all budgets proposed by management and makes recommendations regarding them to the Board of Directors.

         The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and all employees, including executive officers. The Compensation Committee is composed of Messrs. Chicoine, Christopherson, Lang and Walker, with Mr. Chicoine serving as Chairman. A subcommittee of the Compensation Committee composed of independent directors Chicoine and Walker administers our stock option plan. As part of the changes to the Board of Directors discussed in this proxy statement, the Company expects to reorganize the Compensation Committee at the 2004 annual meeting of the Board of Directors. It will comply with SEC and NYSE rules requiring wholly independent director membership on this committee, and full responsibility for determining the compensation of the chief executive officer. At the same time, the committee expects to adopt and publish a Compensation Committee Charter in compliance with new rules and listing standards.

         The Class A Directors Nominating Committee nominates candidates for election to the Board as Class A directors. The committee members are nominated by the Chairman of the

Board and appointed by the Board, and include Messrs. Chicoine, Creer, McClure, Olsen and Walker, with Mr. Creer serving as Chairman. The committee must include at least two-thirds of the Class A directors and may consist of up to five members of the Board. Any action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A directors who are members of the committee.


         To date, the Class A Directors Nominating Committee has not operated under a formal written charter. We expect that as the changes described in Proposal 1 occur, the Class A Directors Nominating Committee will be reorganized at the May 14, 2004 annual meeting of the Board, to consist only of independent directors, and that it will approve and publish a committee charter at that time. The committee was responsible for locating the four new nominees for election as Class A directors for this meeting. It identified potential candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The candidates' qualifications were reviewed to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses, and prior experience as a director. The committee also reviewed the candidate's independence from the Company and its management, based on responses to written questions, background checks and personal interviews. It secured a commitment from the candidate to serve on the Board if elected. The Class A Directors Nominating Committee will consider nominations made by stockholders, as explained in question 16 at the beginning of this Proxy Statement.


         The Class B Directors Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members this year include all 15 of the Class B directors who are presidents of their respective state Farm Bureau organization.

         In addition to the Board committees, we have established several operational committees the activities of which are reported to the Board. These include an Investment Committee which includes Mr. Oddy and five additional executive officers, and an Advisory Committee composed of certain executives of Farm Bureau affiliated insurance companies in the Farm Bureau Life market territory. The Board may establish other committees in its discretion.

         Corporate Governance Task Force. The Board has continued to review best governance practices during the past year, in light of the Sarbanes-Oxley Act, new and proposed SEC rules, and revised NYSE listing standards, as well as the recently revised Iowa Business Corporation Act. A temporary Corporate Governance Task Force, chaired by Mr. Walker, was appointed to propose any appropriate modifications to our corporate structure and practices, including board size and composition. Proposal 1 of this proxy statement is the result of deliberations which began in this task force. Other members include Ms. Henry and Messrs. Christopherson, Foutz, Hogan, Kjerstad and Kouplen.

         In actions approved by the Board in the last two years based on recommendations from management, Board committees and the Corporate Governance Task Force, we have revised our audit committee charter, named an audit committee financial expert, adopted early disclosure of auditor fee information, established an internal CEO/CFO Certification Committee which extensively reviews our disclosure environment before the CEO and CFO execute their required periodic report certifications, established procedures to encourage timely reporting of insider transactions under the two day reporting requirements, adopted expensing of stock options beginning in 2003, established procedures for the appropriate use of non-GAAP financial measures, and adopted a Code of Ethics for the CEO and senior financial officers (which is posted on our web site, fblfinancial.com), and an attorney policy statement to govern the reporting responsibilities of attorneys in our legal department and in law firms retained by us.

                      DIRECTORS' COMPENSATION AND BENEFITS


         All non-employee directors receive an annual retainer of $4,000 and a fee of $1,250 for each Board meeting attended ($500 for telephonic meetings). Non-employee members of the audit, compensation, executive and governance committees receive $1,000 per committee meeting; members of other committees receive $500 per meeting. The chairperson of the committee receives 50% more than the members. In addition, Class A directors receive an annual retainer of $20,000. Directors may elect to receive their fees in cash, in shares, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board or committee meetings. The non-employee directors each annually receive nonqualified stock options to purchase 4,000 shares.


               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table shows how many shares of Class A common stock were owned by each director, director nominee, and each executive officer named in the Summary Compensation Table, as of February 29, 2004. The percentage of FBL Class A common shares beneficially owned by any director nominee or any one officer does not exceed 1%, and by all directors and officers as a group, does not exceed 3%.


         Name                                         Shares Beneficially Owned
         ----                                         -------------------------
         Eric K. Aasmundstad                                  14,000(a)
         Steve L. Baccus                                       4,000(a)
         William C. Bruins                                     4,000(a)
         Jerry L. Chicoine                                    24,907(a)(b)
         O. Al Christopherson                                 15,568(a)
         John W. Creer                                        19,727(a)(b)
         Jerry C. Downin                                      19,221(d)
         Alan L. Foutz                                         4,038(a)
         Tim H. Gill                                               0
         Robert H. Hanson                                          0
         Karen J. Henry                                       11,646(a)(b)
         Craig D. Hill                                        13,000(a)
         Leland J. Hogan                                       9,000(a)
         Richard G. Kjerstad                                  22,000(a)
         G. Steven Kouplen                                     4,000(a)
         Craig A. Lang                                        11,822(c)(d)
         Paul E. Larson                                            0
         David L. McClure                                     11,000(a)
         Edward W. Mehrer                                          0
         Stephen M. Morain                                    78,118(c)(d)(e)
         James W. Noyce                                       92,312(c)(d)
         William J. Oddy                                     147,347(c)(d)
         Keith R. Olsen                                        8,800(a)
         Frank S. Priestley                                   13,000(a)

         Kevin G. Rogers                                       4,200(a)
         JoAnn W. Rumelhart                                   42,651(c)(d)
         John E. Tatum                                        14,531(c)(d)
         John E. Walker                                       24,139(a)(b)
         Michael S. White                                      7,000(a)
         All directors and executive officers
            as a group (30 persons)                          785,028

--------------
(a) Includes shares subject to options exercisable within 60 days for the following directors: Aasmundstad, 14,000; Baccus, 4,000; Bruins, 4,000; Chicoine, 15,000; Christopherson, 15,000; Creer, 15,000; Foutz, 4,000; Henry, 11,000; Hill, 13,000; Hogan, 9,000; Kjerstad, 15,000; Kouplen, 4,000; McClure,
11,000; Olsen, 8,000; Priestly, 13,000; Rogers, 4,000; Walker, 15,000; White,
7,000.
(b) Includes deferred units in Director Compensation Plan equivalent to the following shares: Chicoine, 8,907; Creer, 4,727; Henry, 646, and Walker, 7,439.
(c) Includes share units held in Company 401(k) Savings Plan equivalent to the following shares: Lang, 271; Oddy, 15,354; Noyce, 5,516; Morain, 9,397; Rumelhart, 10,144, and Tatum, 573.
(d) Includes shares subject to options exercisable within 60 days held by the following executive officers: Downin, 19,221; Lang, 11,551; Morain, 34,268; Noyce, 56,598, Oddy, 91,445; Rumelhart, 25,224, and Tatum, 12,005.
(e) Mr. Morain disclaims beneficial ownership of 1,860 shares owned by his children.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2003 our officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them, with the exception that Douglas Gumm, an officer, was late in filing one report of a disposition of shares from an intra fund transfer within his 401(k) account.

                               EXECUTIVE OFFICERS

         Most of our executive and other officers devote all of their time to the affairs of the Company. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section "Certain Relationships and Related Party Transactions -- Management and Marketing Agreements," we receive management fees for managing our affiliates. Two officers, Mr. Lang and Mr. Downin, are employed by Farm Bureau Management Corporation, a wholly owned subsidiary of the Iowa Farm Bureau Federation, and with the exception of option grants, they are compensated by Farm Bureau Management Corporation.

         The current executive officers of the Company are as follows:

       NAME           AGE                      POSITION

Craig A. Lang         52     Chairman of the Board and Director
William J. Oddy       59     Chief Executive Officer and Director

Jerry C. Downin       62     Senior Vice President, Secretary, Treasurer
                                and Director
Stephen M. Morain     58     Senior Vice President and General Counsel
James W. Noyce        48     Chief Financial Officer and Chief Administrative
                                Officer
John M. Paule         47     Chief Marketing Officer; Executive Vice
                                President - EquiTrust Life
JoAnn W. Rumelhart    50     Executive Vice President - Farm Bureau Life
John E. Tatum         63     Executive Vice President - Property-Casualty
                                Companies.
James P. Brannen      41     Vice President, Finance
Douglas W. Gumm       49     Vice President, Information Technology
Barbara J. Moore      52     Chief Operating Officer - Property - Casualty
                                Companies
Lou Ann Sandburg      55     Vice President, Investments


         The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

         Biographical information for Messrs. Lang, Oddy and Downin is found above under "Election of Directors."

         Stephen M. Morain is Senior Vice President and General Counsel, an ex-officio member of the Executive Committee and a member of the Investment Committee. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Farm Bureau Management Corporation, and Senior Vice President and General Counsel of FBL's major operating subsidiaries and of Farm Bureau Mutual. Mr. Morain is also chairman and a director of Edge Technologies, Inc., and a director and Secretary of the Iowa Agricultural Finance Corporation. He is chairman of the Iowa Life & Health Insurance Guaranty Association. Mr. Morain has been employed by the Company and its affiliates since 1977.


         James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, has been Chief Financial Officer of FBL and its major operating subsidiaries since January 1996, and Chief Administrative Officer since July 2002. Additionally, from January 2000 to July 2002 he was Executive Vice President and General Manager of the property-casualty companies managed by FBL. He is a member of the Investment Committee, Chairman of the CEO/CFO Certification Committee, Chairman of the Corporate Compliance Committee (and Chief Compliance Officer) and Chairman of the Asset-Liability Management Committee of the life insurance companies.
Mr. Noyce has been employed by the Company and its affiliates since 1985. He is also a director of Berthel Fisher & Company, Berthel Fisher & Company Financial Services, Inc. and Berthel Fisher & Company Leasing Services, Inc.

         John M. Paule has been Chief Marketing Officer since January 2000 after serving as Vice President, Corporate Administration from August 1998 and Vice President, Information Technology from January 1998. In 2003 he was also appointed Executive Vice President of the Company's subsidiary, EquiTrust Life Insurance Company. Mr. Paule had been employed by IBM Corporation from 1978 until he joined FBL in 1997. During his last five years with IBM he was its manager of the North American general business insurance segment and its senior state executive in Iowa. He is a past president of the Board of Directors of the West Des Moines Community School District and of the West Des Moines Chamber of Commerce.

         JoAnn W. Rumelhart, FSA, MAAA, has been Executive Vice President -- Farm Bureau Life Insurance Company since 2000. She is a member of the Investment Committee. She was Vice President - Life Operations of FBL and its major operating subsidiaries from 1994. She began working for FBL in 1978, and served as Vice President - Client Services from 1991.


         John E. Tatum, CLU, became Executive Vice President of the Company's managed property-casualty operations in July 2002. He led the effort to merge Farm Bureau Mutual, Farm Bureau Mutual Insurance Company, Inc. (Kansas) and Farm Bureau Insurance Company of Nebraska in January 2003. He has been with five separate Farm Bureau insurance companies since 1970 as an agent, agency manager, district sales manager, director of agencies and state sales manager, and became Executive Vice President and General Manager of Farm Bureau Insurance Company of Nebraska in 1988. Mr. Tatum has served on numerous industry and civic boards, including the Nebraska Insurance Federation, the Nebraska Property/Liability Guarantee Association and the Farm Bureau Capital Corporation.


         James P. Brannen, CPA, has been Vice President, Finance of FBL and of its major operating subsidiaries since January 2002, after serving as Vice President, Controller from January 2000. He is the chairman of the Benefits Administration Committee and the Acquisitions and the Expense Task Force for the companies. He is also a member of the Investment Committee and the Agent Compensation Task Force. Mr. Brannen has been employed by FBL and its affiliates since 1991.


         Douglas W. Gumm has been Vice President, Information Technology since January 2000. He had served as Information Systems Vice President since joining FBL on January 1, 1999. Mr. Gumm had been employed by Principal Financial Group in its Information Services division since 1975, his last five years serving as Director of Information Systems - Technical Services.

         Barbara J. Moore, CPCU, AIM, Are, AAM, has been Chief Operating Officer, Property-Casualty since April 2003. Prior thereto, Ms. Moore served as Vice President, Property-Casualty Operations of FBL from January 2000. She was the Vice President, Market Development for the prior year. Ms. Moore was Vice President, Property-Casualty Operations from 1997 to 1998, and Senior Vice President of Property-Casualty Operations for Western Ag and Western Farm Bureau Mutual from 1991 to 1996. Ms. Moore has been employed by FBL and its affiliates since 1978.

         Lou Ann Sandburg, CFA, FLMI, has been Vice President, Investments since January 1998. She joined the Company in 1980 as the portfolio manager of the EquiTrust Money Market Fund, and later assumed the management of the tax-exempt bonds and mortgage-backed securities portfolios. Ms. Sandburg was named Securities Vice President in 1993 and Investment Vice President, Securities, in 1994. She serves on the Asset-Liability Management Committee and the Credit Committee, and chairs the Investment Committee. She is past president and a board member of the Iowa Society of Financial Analysts.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation expense paid by FBL to the Chief Executive Officer and to the Company's other four most highly compensated executive officers who were serving on December 31, 2003, for services rendered to FBL and its affiliates in all capacities during the fiscal years ended December 31, 2001, 2002 and 2003.

SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                                 Annual Compensation           Compensation
                                                 -------------------              Awards
                                                                              --------------
                                                                                Securities
                                                                                Underlying        All Other(c)
Name and Principal Position(a)               Year     Salary       Bonus      Options (#)(b)      Compensation
-------------------------------              ----     ------       -----      --------------      ------------
William J. Oddy                              2001    $470,000    $175,764          30,323           $36,120
   Chief Executive Officer                   2002     540,500     188,761          30,078            67,700
                                             2003     617,971     232,610          31,691            85,925

James W. Noyce                               2001     321,219     120,125          20,724            11,376
   Chief Financial Officer and               2002     356,604     124,538          19,844            25,171
   Choef Administrative Officer              2003     413,034     155,470          21,181            29,988

Stephen M. Morain                            2001     358,000     100,410          17,323            20,294
   Senior Vice President and                 2002     411,700     107,835          17,183            38,360
   General Counsel                           2003     428,168     120,850          16,468            43,744

John E. Tatum                                2001          --          --              --                --
  Executive Vice President -                 2002     162,500      91,939           7,363            38,639
  P/C Cos.                                   2003     344,500     129,673          17,667            84,487


JoAnn W. Rumelhart                           2001     242,914      68,131          11,754             9,110
    Executive Vice President -               2002     269,400      70,563          11,244            17,470
    Farm Bureau Life                         2003     310,169     116,750          15,906            21,034


a) These executives receive all their compensation from the Company. Through 2001, Mr. Morain received approximately 16% of his compensation from Farm Bureau Management Corporation. The Company charges a management fee for services it provides to the Company's affiliates, and also is reimbursed by the affiliates for an allocated portion of expenses including executive compensation. See "Certain Relationships and Related Party Transactions - Management and Marketing Agreements."

(b) Awards include incentive and nonqualified stock options. The options have vesting periods as described in "Option Grants in Last Fiscal Year" table. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest in the event of a change of control of the Company.

(c) All other compensation in 2003 includes (i) matching contributions made to the 401(k) plan accounts of each of the named executives, $6,000;
         (ii) under a revised deferred compensation plan beginning in 2002, matching contributions accrue for each of the named executives in an amount equal to the 401(k) plan percentage match times base salary and bonus, less the ERISA limitation of $200,000; this resulted in allocations to Oddy, $18,202; Noyce, $10,127; Morain, $10,080; Tatum, $7,093, and Rumelhart, $5,422, (iii) employee group life payments of $967 on behalf of Noyce and $3,495 on behalf of Tatum, and (iv) the costs of an executive life insurance program through which the executives may purchase with after tax dollars a universal life insurance policy of up to twice salary, less $50,000, with a schedule of payments that will make the policy paid up at age 65; under this program payments were made to Oddy, $61,723; Noyce, $12,894; Morain, $27,664; Tatum, $67,899, and Rumelhart, $9,612.


EQUITY COMPENSATION PLAN INFORMATION


         The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of December 31, 2003. These plans include a stock compensation plan and a director compensation plan. Details regarding these plans can be found in Notes 1 and 9 to the consolidated financial statements.

                                                                                                (c) Number of
                                                                                                 Securities
                                                                                                  Remaining
                                                   (a) Number of                                Available for
                                                 Securities to be       (b) Weighted           Future Issuance
                                                    Issued Upon       Average Exercise          Under Equity
                                                    Exercise of           Price of              Compensation
                                                    Outstanding          Outstanding          Plans (Excluding
                                                     Options,             Options,               Securities
                                                   Warrants and         Warrants and            Reflected in
                Plan Category                         Rights               Rights                Column (a))
----------------------------------------------   ----------------     ----------------        ----------------
Equity compensation plans approved
  by shareholders:
  1996 Class A Common Stock Compensation Plan        2,035,215           $   15.70               4,947,948
  Directors Deferred Compensation Plan.......           21,719                                      28,281
                                                    ----------                                  ----------
     Total...................................        2,056,934                                   4,976,229
                                                    ==========                                  ==========
Equity compensation plans not
  approved by shareholders:                               None                None                    None

OPTION GRANTS IN LAST FISCAL YEAR

         The following table summarizes stock options granted during the last fiscal year to the named executive officers under the Company's 1996 Class A Common Stock Compensation Plan.

                                           Percent of
                                           Total
                         Number of         Options
                         Securities        Granted to       Exercise                      Grant
                         Underlying        Employees        or Base                       Date
                         Options           in Fiscal        Price        Expiration       Present
                         Granted(a)(c)     Year             ($/sh)       Date             Value(b)
                         -------------     ----------       --------     ----------       --------
William J. Oddy            31,691          6.9%             $19.50       1/15/13          $219,893
James W. Noyce             21,181          4.6               19.50       1/15/13           145,799
Stephen M. Morain          16,468          3.6               19.50       1/15/13           112,939
John E. Tatum              17,667          3.8               19.50       1/15/13           115,171
JoAnn W. Rumelhart         15,906          3.5               19.50       1/15/13           107,881

---------------------------------
(a) The exercise price of the options is the fair market price on the date of grant. Each of these options has a term of up to 10 years and becomes exercisable in five equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Unvested options are forfeited upon a voluntary termination of employment. Options vest upon normal retirement and in the event of a change of control of the Company. The options granted are incentive stock options to the extent permitted under the Plan and the Internal Revenue Code, and the remainder are nonqualified stock options.

(b) The grant date present value of these options was estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 3.80%; dividend yield of 1.90%; volatility factor of the expected market price of FBL's Class A common stock of 0.361, and a weighted average life expectancy of the options of 6.6 years. The weighted average grant date fair value of the options granted to the named executives during 2003 was $6.82 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, giving no assurance that the value realized by a named individual will be at or near the value estimated by the Black-Scholes model.

(c) At December 31, 2003, 4,947,948 shares of Class A common stock were available for grant as additional awards under the Plan, including shares previously forfeited. No grants of SARs or stock awards were made under the Plan prior to January 1, 2004. See "Board Committee Report on Executive Compensation" in regard to grants of restricted stock made in January 2004.

                      AGGREGATED OPTIONS/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES


         The following table describes the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year, by the named executive officers:

                                                        Number of
                                                        Securities
                                                        Underlying          Value of Unexercised
                                                        Unexercised         In-the-Money
                        Shares                          Options/SARs        Options/SARs at
                        Acquired                        at FY-End(#)        FY-End($)
                        On              Value           Exercisable/        Exercisable/
Name                    Exercise        Realized        Unexercisable       Unexercisable(a)
----                    --------        --------        -------------       --------------------
William J. Oddy         37,850         $610,895         101,780/84,196      $1,427,754/$675,593
James W. Noyce           6,982           95,485          80,738/57,335        1,104,003/463,072
Stephen M. Morain       28,570          402,551          27,482/23,604          374,498/191,787
John E. Tatum               --               --         56,104/136,251          845,858/285,612
JoAnn W. Rumelhart          --               --           8,472/23,558          100,481/132,215

------------------
(a) Value determined from market price at fiscal year end ($25.80) less exercise price. The actual value, if any, that an executive may realize will depend on the stock price on date of exercise of an option, so there is no assurance the value stated would be equal to the value realized by the executive.

RETIREMENT BENEFITS

         Employees are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the "plan"). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $200,000 ($205,000 starting in 2004) under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The plan is generally available to all employees and officers and provides for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during the year.

         The plan is a defined benefit plan which provides monthly income (or lump sum option) to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of high 36 consecutive month average salary calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2 1/2% for each year in excess of 10 years of service, up to 30 years of service. For service after 1997, 1.675% per year of service, plus 0.325% per year of service times the average salary less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits are generally provided with reductions of 3% per year before age 65.

         The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

         Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and bonuses paid to the participant during the given year.


         The estimated annual benefits payable under this plan upon retirement (at the normal retirement age of 65) for Messrs. Oddy, Noyce, Morain and Tatum, and Ms. Rumelhart, are approximately $497,000, $186,000, $180,000, $164,000 and
$186,000, respectively. This calculation is based on service and earnings as of December 31, 2003.


OTHER COMPENSATION PLANS

         FBL and Farm Bureau Mutual sponsor bonus plans for all employees, including a management performance (bonus) plan in which executives, department heads and managers participate. On an annual basis, the companies establish various and distinct goals which generally relate to such matters as Farm Bureau membership levels, new business production, agent recruiting, expense levels and earnings. Attainment of the goals through 2003 was targeted to result in payment of cash bonuses up to 33 1/3% for the executive group and up to 8% for managers, with exceptional performance increasing bonuses by as much as 50%; in 2004 the targets have been adjusted to result in payment of cash bonuses ranging up to 40% of base salary for Mr. Oddy, 35% of base salary for Messrs. Noyce, Tatum and Ms. Rumelhart, 25% of base salary for Mr. Morain, and up to 8% for managers. Exceptional performance could increase cash bonuses up to 100% of base salary for Mr. Oddy, 75% of base salary for Messrs. Noyce, Tatum and Ms. Rumelhart, 50% of base salary for Mr. Morain and up to 12% for managers. See discussion in "Board Committee Report on Executive Compensation." Payment of the performance incentive is made annually in a single, separate lump sum in early February of the ensuing year.

         We also have a trustee qualified 401(k) plan for all employees after 30 days of employment and attainment of age 21. Employee contributions up to 2% of compensation are matched by Company contributions 100%, and contributions from 2% to 4% of compensation are matched 50%, subject to ERISA limitations, with the match paid in shares of Class A common stock.

         As noted in footnote (c) to the Summary Compensation Table, we initiated a deferred compensation plan for executives in 2002 based on the portion of the Company match from the 401(k) plan which would be in excess of ERISA limitations. The amounts are accrued in an unfunded plan and bear interest at the rate credited on FBL's flexible premium deferred annuity, payable upon termination of employment.



                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION


         The Compensation Committee is responsible for oversight of compensation policies which govern annual compensation, stock ownership programs and employee benefit programs for the executive officers as well as other employees of the Company and its subsidiaries.


         As part of the changes to the Board of Directors discussed earlier in this proxy statement, the Company expects to reorganize the Compensation Committee at the 2004 annual meeting of the Board of Directors. It will comply with SEC and NYSE rules requiring it to consist solely of independent directors, with full responsibility for determining the compensation of the chief executive officer. At the same time, the committee expects to adopt and publish a Compensation Committee Charter in compliance with new rules and listing standards.


         Even before those changes, the committee in 2003 expressed a desire to tie compensation more closely to performance. Mr. Chicoine, one of our independent directors, became chairman of the committee in 2003. The committee hired an outside consultant to study peer group compensation patterns and make recommendations. As a result, executive compensation beginning in 2004 is being targeted differently than in the past. Base salaries are targeted at a level equal to the median amounts paid to comparable positions by a peer group of companies, where through 2003 they had been set at levels between the 50th to 75th percentile of those median compensation levels, with incentive compensation less heavily weighted. Because of this, base salaries for the named executive officers have generally not been increased from 2003 to 2004, but potential payments under the Company's bonus plan payable in 2005 for 2004 performance have been increased. Total cash compensation is targeted at the 60th percentile for the named executive group. Additionally, grants under the 1996 Class A Common Stock Compensation Plan have been revised for the executive group. A target amount of equity incentive compensation was established for each executive, and grants made in January 2004 were divided equally by value between stock options and performance based restricted stock. The goal of the entire compensation package is to target the 60th percentile of comparable positions in the peer group.


COMPENSATION CRITERIA

         In making compensation determinations, the committee considers and endeavors to attain the following goals:

         1) attract and retain highly qualified and motivated executive officers and employees,

         2) encourage and reward achievement of FBL's annual and long-term financial goals and operating plans, and

         3) encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

         The committee's policy with regard to the compensation of executive officers is to meet these goals through a combination of base salary, annual bonus, opportunities for stock ownership and other benefits, with a particular focus on encouraging executive officers to attain performance goals that are designed to favorably impact FBL's overall performance.

COMPENSATION COMPONENTS

         The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:


         BASE SALARY: Through 2003, the committee was setting base salary ranges annually which were intended to reflect the mid point between the 50th percentile and 75th percentile level of base pay for comparable positions at companies of similar size and complexity. The committee reviews salary survey data provided by independent survey consultants. To determine the level of a specific salary within its range, the committee was considering management input regarding the officer's length of service in the position, experience and management skills in handling short and long range issues. In addition, the committee reviews the officer's performance during the prior year measured against predetermined corporate and individual plans and objectives set by management. For 2004, base salaries have been targeted at the median (50th percentile) level of base pay for comparable positions at similar companies.


         ANNUAL BONUS: The committee believes that a significant portion of annual cash compensation for the executive officers should be variable ("at risk") and tied to the Company's financial results. FBL annually establishes profit, growth, and other goals. Through 2003, attainment of the goals has been designed to produce target bonuses to the executive officers of up to 33 1/3% of base salary, with exceptional performance allowing bonus payments up to 50% of base salary. To put more of the potential annual pay at risk of performance, we have changed the bonus targets for 2004 from a 33-1/3% level to 40% for Mr. Oddy, 35% for Messrs. Noyce and Tatum, and Ms. Rumelhart, and 25% for
Mr. Morain. Exceptional performance will allow bonuses of up to 100% for Mr. Oddy, 75% for Messrs. Noyce and Tatum, and Ms. Rumelhart, and 50% for
Mr. Morain.

         STOCK OWNERSHIP: The committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. The committee expects that over time, executive officers will establish ownership positions that are of significant value as a percentage of their annual salary.


         The 1996 Class A Common Stock Compensation Plan provides for the grant of stock options (nonqualified and incentive stock options), stock appreciation rights ("SARs"), and shares of restricted stock. The plan is administered by a subcommittee of the Compensation Committee consisting solely of independent directors. We encourage ownership of FBL stock through the grant of options to participants in the Plan. To determine who will participate and the amount of awards, we have adopted a formula which covers key management employees, and bases awards on their position, salary, and previous grants. Generally, the amount increases with the level of the position. We intend to make grants of options on an annual basis. The options vest in 20% increments on the first, second, third, fourth, and fifth anniversary of the grant date.

         For 2004 we have included grants of performance based restricted stock to the executive group. This change is partially in response to our expensing of stock option costs, and partially to create more performance based incentives for this key group. We traditionally grant stock options to executives and other key employees each January 15. For the 2004 grant, we have determined a target level of incentive awards to this group, then divided it by value, 50% in stock options and 50% in performance based restricted stock. The restricted stock is subject to forfeiture in whole or part in early 2007 if earnings per share goals for 2006 are not met. The executives will have voting and dividend rights during the period of restriction. We intend to continue this usage of performance based restrictive stock in the future for this group.


         We also encourage ownership of our stock through the employee 401(k) plan, in which all executives are eligible to participate, by matching employee contributions in company stock as set forth under "Other Compensation Plans", and by making an investment option available in a Company common stock fund.


         EMPLOYEE BENEFITS: FBL offers benefit plans such as vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. In addition, the executive insurance program allows the executive officers additional compensation with which they may purchase with after tax dollars a universal life insurance policy of up to twice salary, less $50,000, with a schedule of payments that will make the policy paid up at age 65, and a disability policy which will provide benefits in case of covered disability up to full salary.

CEO COMPENSATION

         The compensation of Mr. Oddy in 2003 included the above four factors. Mr. Oddy became Chief Executive Officer of FBL and its major operating subsidiaries March 1, 2000, after a number of years with other management responsibilities. We increased his base salary 14.3% over 2002, after reviewing market factors, his prior performance and in part in recognition of his additional responsibilities with FBL's growth. Under Mr. Oddy's leadership, the Company has grown both internally and by consolidating with Kansas Farm Bureau Life Insurance Company in 2001. In 2003, the Company's managed affiliate, Farm Bureau Mutual, merged with Farm Bureau Mutual Insurance Company, Inc. (Kansas) and Farm Bureau Insurance Company of Nebraska. We believe FBL is well positioned to continue its internal growth due to its geographic spread, diverse product portfolio and ability to cross sell its various products to its existing customers. FBL's current strategy is to also expand through growth in direct distribution of products by its subsidiary EquiTrust Life, product alliances with other insurers, and through consolidations either inside or outside of the Farm Bureau network. Mr. Oddy earned a bonus equal to 37.6% of his actual 2003 salary based on 2003 Company performance of established goals (in 2002, 34.9%). Mr. Oddy was awarded options for 31,691 shares of Class A common stock in 2003, which is 6.9% of the awards granted to all employees in the year.

CHANGE OF CONTROL AGREEMENTS

         In 2002 we entered into change of control agreements with each of the named executive officers, and with the other officers named in our "Executive Officers" list (except for Messrs. Lang and Downin, whose employer is the Farm Bureau Management Corporation). The forms of agreements were filed with the SEC as exhibits to our Form 10-Q in August 2002.


         In entering into these agreements, the Board determined that it is in the best interests of the Company and its stockholders to ensure that we will have the continued dedication of the executives notwithstanding the possibility, threat or occurrence of a termination of the executive's employment in certain circumstances, including following a change of control. Further, the Board stated that it "believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive's employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ the Executive."


         Under the agreements, a change of control is defined as occurring when any person acquires 35% of the combined voting power of the Company, or when during two consecutive years a majority of the directors originally on the board (and certain designated successors) cease to constitute a majority of the Board. The payments required by the agreements are triggered if during the two or three years after a change of control the executive's duties are changed or diminished inconsistent with his position, or if the executive's base salary is reduced, the executive's office is relocated more than 50 miles from West Des Moines, Iowa, existing employee plans are not continued or the agreements are not assumed by the Company's successor.

         If a triggering event occurs, the executive will become entitled to salary through the termination date, plus payment of a prorated bonus for that year, plus payment of a multiple of annual salary (paid monthly for the number of years equal to the multiplier, the "salary continuation period"), plus a multiple of the targeted annual bonus of the executive, plus continuation of benefit plans for the salary continuation period and certain accruals and vesting of retirement plans.

         The agreements are effective for three years after a change of control, at a multiple of salary and bonus of three times for Messrs. Oddy, Noyce, Morain, Paule and Tatum, and Ms. Rumelhart, and for two years after a change of control, and a multiple of salary and bonus of two times for Messrs. Brannen and Gumm, Ms. Moore and Ms. Sandburg.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code (the "Code") generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to the $1 million deduction limitation. Options and restricted stock awards granted under the 1996 Class A Common Stock Compensation Plan, as amended, will satisfy the requirements for performance-based compensation. The committee currently does not anticipate that any executive officer will be paid compensation from FBL in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the committee anticipates that all amounts paid as executive compensation will be deductible by FBL for federal income tax purposes.

                                        COMPENSATION COMMITTEE

                                        Jerry L. Chicoine, CHAIRMAN
                                        O. Al Christopherson
                                        Craig A. Lang
                                        John E. Walker


                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee oversees FBL's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Securities and Exchange Commission and considered the compatibility of nonaudit services with the auditors' independence. The committee has also reviewed and discussed the quality of the personnel staffing the engagement for the independent auditors.

         The committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of FBL's internal controls, and the overall quality of FBL's financial reporting.

         In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The committee has also appointed, subject to shareholder ratification, Ernst & Young LLP as the Company's independent auditors for 2004.

                  THE AUDIT COMMITTEE

                  Jerry L. Chicoine, Chairman
                  John W. Creer
                  John E. Walker

                                PERFORMANCE GRAPH


         The following performance graph shows a comparison of the cumulative total return over the past five years of FBL's Class A common stock, the S&P Life and Health Insurance Index and the S&P 500. The graph plots the changes in value of an initial $100 investment, assuming reinvestment of all dividends.

         In prior years, for the industry comparison FBL has utilized the Value Line Life Insurance Index, which had a five-year cumulative total return of $146.38 at December 31, 2003. This year we elected to utilize the S&P 500 Life & Health Insurance Index as the industry comparison as we believe it is a more commonly used measure of performance of the life insurance industry. Its five-year cumulative total return at December 31, 2003 was $96.12.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
  FBL Financial Group, Inc., S&P 500 Index and S&P 500 Life & Health Insurance
                 (Performance Results Through December 31, 2003)

                               [PLOT POINTS GRAPH]

------------------------------------------------------------------------------------------------------
                                       12/31/98   12/31/99   12/31/00   12/31/01   12/31/02   12/31/03
------------------------------------------------------------------------------------------------------
FBL Financial Group, Inc.               $100.00     $83.89     $74.52     $73.27     $87.29    $117.76
S&P 500 Index                            100.00     121.04     110.02      96.95      75.52      97.18
S&P 500 Life & Health Insurance          100.00      85.97      97.84      90.28      75.63      96.12
------------------------------------------------------------------------------------------------------

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ORGANIZATION OF THE COMPANY

         FBL is a holding company. Through our life insurance subsidiaries, we market individual life insurance policies and annuity contracts to Farm Bureau members and other individuals and businesses in Midwestern and Western sections of the United States. We also market variable universal life and variable annuity contracts in these and other states through alliances with non-affiliated Farm Bureau insurance companies, other non-Farm Bureau life insurance companies and a regional broker-dealer. In addition to marketing our products through these channels, we also assume business through reinsurance arrangements with other companies and are in the process of expanding our EquiTrust Life Insurance Company subsidiary through building its own distribution. Our life insurance operations are complemented by non-insurance services we provide to third parties and affiliates. These include investment advisory, leasing, marketing and distribution services. In addition, we provide management and administrative services to three Farm Bureau affiliated property-casualty companies. Effective January 1, 2003, Farm Bureau Mutual merged with Farm Bureau Mutual Insurance Company, Inc. (Kansas) and Farm Bureau Insurance Company of Nebraska and we are now managing the property-casualty operations in those states, expanding our managed property-casualty operations to eight states.

CAPITAL, INVESTMENT AND LOAN TRANSACTIONS

         Our subsidiary, FBL Real Estate Ventures, sold a 51% interest in two mezzanine commercial real estate loans to Farm Bureau Mutual on September 30, 2003. The loans were sold at their fair value of $2,697,658. Farm Bureau Mutual also has a 51% interest in a third mezzanine loan that was originated during the fourth quarter of 2003. Farm Bureau Mutual's investment in this loan totaled $2,111,400.

         On April 7, 2003, we invested $7,000,000 in an investment fund which is managed by an affiliate of the Kansas Farm Bureau, a major shareholder. We redeemed this investment on December 30, 2003 for $6,992,456.

MANAGEMENT AND MARKETING AGREEMENTS

         We have management agreements with Farm Bureau Mutual and other affiliates under which we provide general business, administrative and management services. For insurance companies, the management fee is generally equal to a percentage of premiums collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Mutual for these services during 2003 totaled $2,376,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 2003 we incurred related expenses totaling $619,000.

         We have marketing agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Mutual and other affiliates.

Under the marketing agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee equal to approximately 33% of commissions on first year life insurance premiums and annuity deposits. In addition, through June 30, 2003, we paid a service fee to the property-casualty companies operating in certain states equal to 25% of commissions on renewal premiums. We paid $4,690,000 to Farm Bureau Mutual under these arrangements during 2003. Effective July 1, 2003, these payments were discontinued.

RELATIONSHIP WITH FARM BUREAU ORGANIZATIONS

         American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau federations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau federations throughout the country agree to cooperate in reaching these objectives.

         American Farm Bureau Federation is the owner of the "Farm Bureau" and "FB" trade names and related trademarks and service marks including "FB design" which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the "Farm Bureau" and "FB" designations in Iowa, and pursuant thereto, incurred royalty expense of $420,000 for the year ended December 31, 2003. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,198,000. Royalty payments in 2003 in excess of $60,000 were made to Farm Bureau organizations in Idaho ($104,000), Kansas ($299,000), Minnesota ($94,000), Nebraska ($92,000), Oklahoma ($210,000), Utah ($66,000) and Wisconsin
($81,000).

OTHER SERVICES, TRANSACTIONS AND GUARANTEES

         We lease our home office properties under a 15-year operating lease from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $3,046,000 for 2003. This amount is net of $1,395,000 in amortization of the deferred gain on the exchange of home office properties for common stock that took place on March 31, 1998.

         Farm Bureau Life leases property under an annually renewable lease from Farm Bureau Mutual which expires in 2006. Rent expense for this lease totaled $578,000 for 2003.

         Farm Bureau Life has a services agreement for certain information technology, administrative and other services we receive from Farm Bureau Mutual. Farm Bureau Life paid $580,000 related to this agreement during 2003.

         We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation, Farm Bureau Mutual, Nebraska Farm

Bureau Federation and Kansas Farm Bureau and its affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services. In addition, we charge rent to other Farm Bureau organizations for space occupied in properties we own in Arizona, Minnesota, New Mexico, Utah and Wisconsin based on market or negotiated rates.

         Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2003, Farm Bureau Mutual paid us approximately $1,204,000 for use of such aircraft.

         Through our subsidiary, FBL Leasing Services, Inc., we lease computer equipment, furniture and automobiles to other Farm Bureau organizations. In 2003, Farm Bureau Mutual paid approximately $5,372,000 and the Iowa Farm Bureau Federation paid approximately $814,000 under these leases.

         Through our investment advisor subsidiary, EquiTrust Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Mutual paid us approximately $956,000 and the Iowa Farm Bureau Federation paid us approximately $63,000 for such services in 2003.

         Farm Bureau Mutual and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), one of our indirect wholly-owned subsidiaries. For a fee, ETABC relieves Farm Bureau Mutual of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2003 under this arrangement totaled $4,439,000 from Farm Bureau Mutual and $859,000 from other Farm Bureau organizations.

PROXY
CLASS A COMMON SHAREHOLDERS

                            FBL FINANCIAL GROUP, INC.
                           Annual Meeting May 14, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig A. Lang and William J. Oddy, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 14, 2004, at 9:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

 ------------------------------------------------------------------------------
|   Address Change/Comments (Mark the corresponding box on the reverse side)   |
|------------------------------------------------------------------------------|
|                                                                              |
|                                                                              |
|                                                                              |
|                                                                              |
|                                                                              |
|------------------------------------------------------------------------------|


                            ^ FOLD AND DETACH HERE ^


       YOU CAN NOW ACCESS YOUR FBL FINANCIAL GROUP, INC. ACCOUNT ONLINE.

Access your FBL Financial Group, Inc. shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, Transfer Agent for FBL Financial Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

o View account status                       o View payment history for dividends
o View certificate history                  o Make address changes
o View book-entry information               o Obtain a duplicate 1099 tax form
                                            o Establish/change your PIN

              VISIT US ON THE WEB AT http://www.melloninvestor.com
          FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN 9AM-7PM
                           MONDAY-FRIDAY EASTERN TIME

THIS PROXY WILL BE VOTED "FOR" ITEMS 1,2, AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IF ANY
OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE                        Please
RECOMMENDATION OF THE MANAGEMENT.                                                                                  Mark Here     [ ]
                                                                                                                   for address
                                                                                                                   Change or
                                                                                                                   Comments
                                                                                                                   SEE REVERSE SIDE
1. Proposal to amend the Articles of                                      3. Proposal to ratify the
   Incorporation (and a provision in                                      appointment of Ernst & Young     FOR     AGAINST   ABSTAIN
   the Bylaws requiring shareholder                                       LLP as independent auditors      [ ]       [ ]       [ ]
   approval) to change the number of                                      for the Company.
   Class A Directors and the number
   of Class B Directors to be elected
   each year, and to require that the
   Class B Directors are always at     FOR     AGAINST   ABSTAIN
   least three less in number than     [ ]       [ ]       [ ]
   the Class A Directors.

                                                                               WITHHOLD
2. Election of Class A Directors:              FOR all nominees                AUTHORITY             4. On any other matter that may
                                           listed at left (except as   to vote for all nominees         be submitted to a vote of
01 Jerry L. Chicoine, 02 John W. Creer,    marked to the contrary)          listed at left              shareholders.
03 Tim H. Gill, 04 Robert H. Hanson,                ______                      ______
05 Paul E. Larson, 06 Edward W. Mehrer,            |      |                    |      |
07 William J. Oddy, and 08 John E. Walker          |      |                    |      |
                                                   |______|                    |______|

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
THAT NOMINEE'S NAME IN THE SPACE BELOW.)

_____________________________________________________________________________


                                                                                    Dated ____________________________________, 2004


                                                                                    ________________________________________________
                                                                                                 Signature

                                                                                    ________________________________________________
                                                                                                 Signature


                                                                                    Please sign name or names as appearing on this
                                                                                    proxy. If signing as a representative, please
                                                                                    indicate capacity.


(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)


                            ^ FOLD AND DETACH HERE ^



                            FBL FINANCIAL GROUP, INC.


                                                                  March 31, 2004


Dear Shareholder:

     The annual meeting of Shareholders of FBL Financial Group, Inc. will be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa at 9:00 a.m. on Friday, May 14, 2004. At the meeting the shareholders will act on proposals to amend the Articles of Incorporation and Bylaws, Class A Shareholders will elect eight directors, Class B Shareholders will elect five directors, and the shareholders will act on a proposal to ratify the selection of Ernst & Young LLP as independent auditors.

     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.